Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports Record Second Quarter 2014 Results; EPS Increased 26% to $1.42 on 20% Sales Growth

Company increases full year 2014 Sales and EPS guidance

Second Quarter Highlights:

  Net income increased 21% to $96.9 million and earnings per diluted share increased 26% to $1.42 compared to the second quarter last year with sales increasing 20% to $1,014.0 million, setting records for second quarter sales and earnings.
  North American retail sales improved significantly, rising 15% year-over-year in the second quarter.
  Gross profit margins increased 20 bpts over second quarter last year in spite of currency pressures.
  Raising guidance for full year 2014 earnings to a range of $6.48 to $6.58 per diluted share, up 20% to 22% over 2013 based on expected full year 2014 sales growth of 16% to 18%.

MINNEAPOLIS--(BUSINESS WIRE)--July 22, 2014--Polaris Industries Inc. (NYSE:PII) today reported record second quarter net income of $96.9 million for the quarter ended June 30, 2014, up 21 percent from the prior year’s second quarter net income of $80.0 million. Earnings per share were also a record at $1.42 per diluted share for the 2014 second quarter compared to $1.13 for the second quarter of 2013. Sales for the second quarter 2014 totaled a record $1,014.0 million, an increase of 20 percent over last year’s second quarter sales of $844.8 million.

Scott Wine, Polaris’ Chairman and Chief Executive Officer, stated, “The second quarter results, our 19th consecutive quarter of record earnings performance, exemplify our commitment to delivering high quality innovative products and a first-class purchase experience that our consumers expect. Our strong financial performance in the quarter was driven by outstanding retail sales growth, up 15 percent in North America, driven by share gains in our side-by-side vehicle product line and continued growth of our Indian motorcycle business. The recently introduced Sportsman ACE™ further solidifies our #1 market share position in the North American ORV market and our Small Vehicle and PG&A businesses delivered impressive growth, up 29 percent and 20 percent year-over-year in the second quarter, respectively.”

Wine continued, “On the heels of last year’s new product launch, which was lauded to be the largest and most groundbreaking in our Company’s history, next week we will celebrate our 60th anniversary and further enhance our innovation profile with the unveiling of our model year 2015 products for ORVs, motorcycles and the much anticipated Slingshot vehicle. Between strong demand for our existing offerings and our industry leading product innovation, we believe sales and earnings will continue to accelerate in the second half of the year, supporting our confidence and decision to again raise full year sales and earnings guidance for 2014.”

2014 Business Outlook

For the full year 2014, the Company is increasing its guidance and now expects earnings to be in the range of $6.48 to $6.58 per diluted share, an increase of 20 percent to 22 percent over full year 2013 earnings of $5.40 per diluted share from continuing operations. Full year 2014 sales are now expected to grow in the range of 16 percent to 18 percent when compared to 2013.

Second Quarter Performance Summary (in thousands except per share data)
	Three Months ended June 30,			Six Months ended June 30,
Product line sales	2014	2013	Change	2014	2013	Change
Off-Road Vehicles	$ 701,463	$ 619,223	13%	$ 1,304,306	$ 1,160,495	12%
Snowmobiles	6,141	8,461	-27%	21,727	23,175	-6%
Motorcycles	103,128	49,872	107%	181,995	101,669	79%
Small Vehicles	43,525	33,714	29%	82,008	44,773	83%
Parts, Garments & Accessories	159,702	133,530	20%	312,269	260,597	20%
Total Sales	$ 1,013,959	$ 844,800	+20%	$ 1,902,305	$ 1,590,709	+20%

Gross profit	$ 304,914	$ 252,338	+21%	$ 563,331	$ 468,986	+20%
Gross profit as a % of sales	30.1%	29.9%	+20 bpts	29.6%	29.5%	+10 bpts

Operating expenses	$ 164,104	$ 138,286	+19%	$ 306,479	$ 263,039	+17%
Operating expenses as a % of sales	16.2%	16.4%	-20 bpts	16.1%	16.5%	-40 bpts

Operating Income	155,435	125,554	+24%	$ 282,117	$ 227,523	+24%
Operating Income as a % of sales	15.3%	14.9%	+40 bpts	14.8%	14.3%	+50 bpts

Net Income	$ 96,905	$ 80,004	+21%	$ 177,806	$ 155,468	+14%
Net income as a % of sales	9.6%	9.5%	+10 bpts	9.3%	9.8%	-50 bpts

Diluted Net Income per share	$ 1.42	$ 1.13	+26%	$ 2.61	$ 2.20	+19%

Off-Road Vehicle (“ORV”) sales increased 13 percent from the second quarter 2013 to $701.5 million. This increase reflects increased demand and North American market share gains for both ATVs and side-by-side vehicles. Polaris North American ORV unit retail sales were up low-double digits percent from the second quarter last year, with consumer purchases of side-by-side vehicles climbing low-teens percent, ATV retail sales increasing mid-single digits percent and the new Sportsman ACE™ category continuing to gain retail momentum. The Company estimates the North American industry ORV retail sales increased high-single-digits percent from the second quarter of 2013. North American ORV dealer inventories for Polaris were up low-teens percent from the second quarter of 2013 primarily as a result of efforts to support new ORV product categories, but down sequentially from the 2014 first quarter, as anticipated. Sales of Polaris ORVs outside of North America increased 19 percent in the second quarter of 2014 as compared to the year-ago period driven by continued market share gains in side-by-side vehicles and ATVs.

Snowmobile sales totaled $6.1 million for the 2014 second quarter compared to $8.5 million for the second quarter of 2013. Snowmobile sales in the Company’s second quarter are routinely low as it is the off-season for snowmobile retail sales and shipments.

Sales for the Motorcycles division increased 107 percent to $103.1 million in the 2014 second quarter compared to same period last year due to continued strong demand for the new model year 2014 Indian motorcycles. Consumer retail demand for Polaris motorcycles, driven by Indian Motorcycle retail sales, was up approximately 50 percent during the 2014 second quarter, while second quarter North American industry heavyweight cruiser and touring motorcycle retail sales were about flat versus the 2013 second quarter. The re-launch of Indian Motorcycle continued during the 2014 second quarter as additional dealers began retailing the bikes and awareness of the brand’s revival continued to gain momentum in the motorcycle community. Victory retail sales in the 2014 second quarter were down mid-single digits percent largely due to a product recall in May, but we are encouraged by our performance of market share gains in April and June. Sales of Polaris motorcycles outside of North America almost doubled in the second quarter of 2014 as compared to the year-ago period driven by strong retail demand for Indian motorcycles.

Sales of the Small Vehicles division increased 29 percent to $43.5 million compared to the second quarter of 2013. All three businesses, Aixam Mega, GEM and Goupil experienced increased sales during the 2014 second quarter compared to the same period last year.

Parts, Garments, and Accessories (“PG&A”) sales increased 20 percent to $159.7 million during the second quarter of 2014 as compared to the same period last year. All product lines experienced double digits percent sales growth during the quarter. In addition, the Kolpin acquisition in April 2014 added to the sales increase during the quarter. Sales of PG&A to customers outside of North America increased ten percent during the 2014 second quarter compared to the same period last year.

International sales totaled $170.5 million for the 2014 second quarter, a 26 percent increase over the same period in 2013. The increase in second quarter sales resulted from strong sales growth in all international regions. Europe, Middle East and Africa (“EMEA”) sales increased 22 percent, Asia Pacific sales were up 40 percent and Latin America sales increased 36 percent. Both ORV and Motorcycles gained market share outside of North America during the 2014 second quarter.

Gross profit increased 21 percent to $304.9 million compared to $252.3 million in the second quarter of 2013. As a percentage of sales, gross profit margin improved 20 basis points to 30.1 percent of sales for the second quarter of 2014, compared to 29.9 percent of sales for the same period last year. The pressure to gross margins from the negative currency movements of the Canadian dollar and weaker product mix during the 2014 second quarter was more than offset by lower product costs and higher pricing.

Operating expenses for second quarter 2014 declined 20 basis points, as a percentage of sales, to 16.2 percent compared to 16.4 percent of sales in the 2013 second quarter. Operating expenses in dollars increased 19 percent to $164.1 million in the 2014 second quarter compared to $138.3 million for the second quarter of 2013. Operating expenses as a percent of sales for the 2014 second quarter declined due to lower long-term incentive compensation expenses partially offset by higher marketing and advertising expenses related to the re-launch of Indian Motorcycle and higher product liability provisioning.

Income from financial services increased 27 percent to $14.6 million during the second quarter 2014 compared to $11.5 million in the second quarter of 2013, primarily due to higher income from Polaris Acceptance’s dealer inventory financing.

Equity in loss of affiliates was $1.0 million for the second quarter of 2014 compared to $0.6 million in the second quarter last year, which represents the Company’s portion of the start-up costs related to the Polaris/Eicher joint venture in India established in 2012.

Non-operating other income, which primarily relates to foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries, was $1.9 million in the second quarter of 2014 compared to $1.2 million in the second quarter of 2013.

The provision for income taxes for the second quarter of 2014 was $56.4 million or 36.8 percent of pretax income compared to $44.8 million or 35.9 percent of pretax income for the second quarter 2013. The higher income tax rate for the second quarter of 2014 is primarily due to the United States federal government not yet extending the research and development income tax credit as of June 30, 2014.

The weighted average diluted shares outstanding for the second quarter of 2014 decreased four percent to 68.1 million shares compared to 70.8 million shares in the second quarter of last year. The decrease in the weighted average diluted shares outstanding is primarily due to the Company’s purchase of 3.96 million shares of Polaris stock previously held by FHI Heavy Industries Ltd. (“Fuji”) in November 2013.

Financial Position and Cash Flow

Net cash provided by operating activities increased 26 percent to $130.9 million for the year-to-date period ended June 30, 2014 compared to $103.5 million for the first half of 2013. The increase in net cash provided by operating activities for the 2014 period was largely due to increased net income and depreciation and amortization. Total debt, including capital lease obligations, at the end of the second quarter of 2014 was $367.6 million. The Company’s debt-to-total capital ratio increased to 35 percent at June 30, 2014 compared to 12 percent at June 30, 2013 due to the significant share repurchase transaction completed in November of 2013. Cash and cash equivalents were $119.0 million at June 30, 2014 compared to $217.7 million at June 30, 2013.

Conference Call and Webcast Presentation

Today at 9:00 AM central time Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2014 second quarter earnings results released this morning. The call will be hosted by Scott Wine, Chairman and CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President―Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polaris.com/irhome.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 24524293.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

Polaris Industries Inc. to Host and Webcast Analyst & Investor Meeting

Polaris Industries Inc. also announced today that the executive management team of Polaris will host an Analyst / Investor Meeting in Minneapolis, Minnesota in conjunction with the annual dealer meeting and Polaris’ celebration of its 60th anniversary. The meeting will be held on Monday, July 28, 2014 from 7:30 AM to 11:00 AM central time. Management will be discussing its future strategy to drive growth and profitability, including a first look at some exciting new model year 2015 products including ORVs, motorcycles and Slingshot.

Presenters at the Analyst/Investor meeting will include Scott Wine, Chairman and CEO; Bennett Morgan, President and COO and Mike Malone, Vice President―Finance and CFO in addition to other members of the Polaris management team. The meeting agenda will be posted under the “presentations” tab on the Polaris Investor Relations website www.polaris.com/irhome.

A live webcast of the meeting including audio and a slide presentation will be available by accessing our website at www.polaris.com/irhome. A replay of the webcast will be available on our website for one week following the event accessible through the same above link.

For more information about the Analyst/Investor Meeting, please contact Peggy James at 763-542-0502.

About Polaris

Polaris is a recognized leader in the powersports industry with annual 2013 sales of $3.8 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory and Indian Motorcycle brands. Additionally, Polaris continues to invest in the global on-road small electric/hybrid powered vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Polaris Engineered Parts, Accessories and Apparel, Klim branded apparel and ORV accessories under the Kolpin and Cycle Country brands.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2014 sales, shipments, net income, and net income per share from continuing operations are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Sales	$1,013,959	$844,800	$1,902,305	$1,590,709
Cost of sales	709,045	592,462	1,338,974	1,121,723
Gross profit	304,914	252,338	563,331	468,986
Operating expenses:
Selling and marketing	74,178	62,238	139,748	116,731
Research and development	36,984	34,604	72,497	66,054
General and administrative	52,942	41,444	94,234	80,254
Total operating expenses	164,104	138,286	306,479	263,039
Income from financial services	14,625	11,502	25,265	21,576
Operating income	155,435	125,554	282,117	227,523
Non-operating expense (income):
Interest expense	3,039	1,371	5,851	2,844
Equity in loss of other affiliates	967	586	1,863	998
Other (income), net	(1,883)	(1,230)	(3,988)	(3,698)
Income before income taxes	153,312	124,827	278,391	227,379
Provision for income taxes	56,407	44,823	100,585	71,911
Net income	$96,905	$80,004	$177,806	$155,468

Basic net income per share	$1.47	$1.16	$2.70	$2.26
Diluted net income per share	$1.42	$1.13	$2.61	$2.20

Weighted average shares outstanding:
Basic	66,060	68,867	65,946	68,830
Diluted	68,088	70,755	68,023	70,759

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

Subject to Reclassification	June 30, 2014	June 30, 2013

Assets
Current Assets:
Cash and cash equivalents	$119,040	$217,674
Trade receivables, net	135,411	148,725
Inventories, net	559,876	428,634
Prepaid expenses and other	60,002	47,169
Income taxes receivable	24,890	13,520
Deferred tax assets	94,228	84,215
Total current assets	993,447	939,937
Property and equipment, net	532,425	342,713
Investment in finance affiliate	67,597	55,346
Investment in other affiliates	18,622	17,901
Deferred tax assets	21,803	30,508
Goodwill and other intangible assets, net	238,118	224,572
Other long-term assets	47,037	28,440
Total assets	$1,919,049	$1,639,417
Liabilities and Shareholders' equity
Current Liabilities:
Current portion of capital lease obligations	$3,119	$3,297
Accounts payable	289,423	236,347
Accrued expenses:
Compensation	64,782	85,206
Warranties	44,811	42,717
Sales promotions and incentives	129,161	98,006
Dealer holdback	102,890	84,570
Other	86,656	67,487
Income taxes payable	4,530	16,539
Current liabilities of discontinued operations	—	5,000
Total current liabilities	725,372	639,169
Long term income taxes payable	13,377	11,472
Capital lease obligations	27,506	4,304
Long-term debt	337,000	100,000
Deferred tax liabilities	22,982	25,822
Other long-term liabilities	86,301	51,187
Total liabilities	$1,212,538	$831,954
Deferred compensation	12,091	—
Shareholders’ equity:
Total shareholders’ equity	694,420	807,463
Total liabilities and Shareholders’ equity	$1,919,049	$1,639,417

Certain reclassifications of previously reported balance sheet amounts have been made to conform to the current year presentation

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

Subject to Reclassification	Six months ended June 30,
	2014	2013
Operating Activities:
Net income	$177,806	$155,468
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,781	39,279
Noncash compensation	28,273	34,043
Noncash income from financial services	(4,503)	(2,384)
Noncash loss from other affiliates	1,863	998
Deferred income taxes	(7,790)	(6,356)
Tax effect of share-based compensation exercises	(11,939)	(9,868)
Changes in operating assets and liabilities:
Trade receivables	52,899	(18,297)
Inventories	(136,323)	(65,761)
Accounts payable	48,666	51,212
Accrued expenses	(53,595)	(84,105)
Income taxes payable/receivable	(6,264)	20,358
Prepaid expenses and others, net	(14,961)	(11,073)
Net cash provided by operating activities	130,913	103,514
Investing Activities:
Purchase of property and equipment	(101,607)	(93,720)
Investment in finance affiliate, net	6,124	4,026
Investment in other affiliates	(4,158)	(6,063)
Acquisition of businesses, net of cash acquired	(17,199)	(134,817)
Net cash used for investing activities	(116,840)	(230,574)
Financing Activities:
Borrowings under debt arrangements	1,452,444	1,432
Repayments under debt arrangements and capital lease obligations	(1,397,210)	(1,873)
Repurchase and retirement of common shares	(3,945)	(31,869)
Cash dividends to shareholders	(63,415)	(57,487)
Proceeds from stock issuances under employee plans	12,994	10,219
Tax effect of proceeds from share-based compensation exercises	11,939	9,868
Net cash provided by (used for) financing activities	12,807	(69,710)
Impact of currency exchange rates on cash balances	(88)	(2,571)
Net increase (decrease) in cash and cash equivalents	26,792	(199,341)
Cash and cash equivalents at beginning of period	92,248	417,015
Cash and cash equivalents at end of period	$119,040	$217,674